Exhibit (k)(1)

ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) is made as of February 28th, 2020 by and between CIM Real Assets & Credit Fund, a Delaware statutory trust (the “Company”), and CIM Capital IC Management, LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Company is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”);

 WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.             Duties of the Administrator.

(a)           Employment of Administrator.  The Company hereby employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Company, for the period and on the terms and conditions set forth in this Agreement.  The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below.  The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)           Services.  The Administrator shall perform (or oversee, or arrange for, the performance of) certain administrative services necessary for the operation of the Company.  Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board of Trustees of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Administrator shall also, on behalf of the Company, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Company’s Board of Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company.  The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports to shareholders.  In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to shareholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

2.      Records.  The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request.  The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.     Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, or by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses.

(a)           In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

(b)           The Company, either directly or through reimbursement to the Adviser or Administrator, will bear all costs and expenses that are incurred in its operation, administration and transactions and not specifically assumed by the Company’s investment adviser (the “Adviser”), pursuant to the Investment Advisory and Management Agreement, dated as of February 28th, 2020, between the Company and the Adviser (the “Management Agreement”).  Costs and expenses to be borne by the Company include, but are not limited to, those relating to: the independent audit of the Company’s seed-stage financial statements and expenses related to its registration under the Investment Company Act; the organization of the Company; borrowings and offerings of the Company’s securities and incurrences of any indebtedness; calculating the Company’s net asset value (including the cost and expenses of any third-party valuation services); effecting sales and repurchases of the Company’s securities and effecting distributions of the Company’s securities; monitoring financial and legal affairs for the Company and to making, monitoring or disposing of the Company’s investments and performing due diligence on its prospective investments or otherwise relating to, or associated with, evaluating and making investments; research and market data (including news and quotation equipment and services and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent, dividend paying and reinvestment agent, and custodial fees and expenses; the Company’s marketing efforts; interest payable on debt, if any, incurred to finance the Company’s investments; investment advisory and management fees; administration fees, if any, payable under this Agreement; federal and state registration fees; federal, state, local and other taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC; proxy statements, shareholders’ reports and notices, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff; fees and expenses associated with independent auditors, internal audit and outside legal costs; the Company’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; brokerage commissions for the Company’s investments; independent trustees’ fees and expenses; indemnification payments; proxy voting expenses; preparation and maintenance of the Company’s books and records; the Company’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent for any office space provided by the Administrator and compensation costs (including, without limitation, salary, bonus and benefits); and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business pursuant to this Agreement.

(c)           In addition to the services to be provided hereunder and under the Management Agreement, the Company or its subsidiaries may, from time to time, require real estate services (“Real Estate Services”), including, without limitation, property management, leasing and development management. Affiliates of the Adviser may provide part or all of the Real Estate Services and shall receive (i) fees that are no less favorable to the Company and/or such subsidiary than the arm’s-length rates at which the Company and/or such subsidiary could obtain comparable services from an unaffiliated service provider, taking into account the nature of the relevant asset type and the special services required and/or (ii) reimbursements of any costs and expenses incurred in performing the Real Estate Services, including providing personnel and facilities.

5.     Limitation of Liability of the Administrator; Indemnification.  The Administrator, its members and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties  in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company.  Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.     Activities of the Administrator.  The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

 7. Duration and Termination of this Agreement.

(a)     This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Company for one year from such date and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Company and (ii) a majority of those members of the Company’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.

(b)     This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Company’s Board of Trustees, or by the Administrator, upon 60 days’ written notice to the other party.  This Agreement may not be assigned by a party without the consent of the other party.

8.     Amendments of this Agreement.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

9.     Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.  No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.  Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

10.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11. No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions or rights, and no waiver shall be binding unless executed in writing by all parties hereto.

12.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.     Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14.     Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or pdf transmission), each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

15.     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

16.     Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

17. Certain Matters of Construction.

(a)          The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)          Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)          The word “including” shall mean including without limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CIM REAL ASSETS & CREDIT FUND
By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer

CIM CAPITAL IC MANAGEMENT, LLC
By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President

[Signature Page to Administration Agreement]